Exhibit 5.1

[Fulbright & Jaworski L.L.P.Letterhead]

June        , 2004

Rent-A-Center, Inc.
5700 Tennyson Parkway
Third Floor
Plano, Texas 75024

     Re: Rent-A-Center, Inc. –  Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We have acted as counsel for Rent-A-Center, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-       ) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement covers shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be sold from time to time by the selling stockholders identified in the Registration Statement in an amount up to 10,134,163 shares (the “Offered Shares”).

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; and (iii) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”) and Finance Committee of the Board.

     For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this Opinion Letter; and (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents.

     Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Offered Shares are duly authorized, have been validly issued, and are fully paid and nonassessable.

     Our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

     We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.